WORKING CAPITAL LOAN AGREEMENT

THIS WORKING CAPITAL LOAN AGREEMENT made as of April 1st , 2012 by and between POSTAL CAPITAL FUNDING LLC, a private capital funding company, having an office located at 6725 NW 122nd Ave, Parkland, Florida 33076 (hereinafter referred to as the "PCF" or "Secured Party"), CHDT CORPORATION, a Florida corporation having its principal and chief executive office at 350 Jim Moran Blvd., Deerfield Beach, Florida 33442 (hereinafter referred to as the "Borrower" or "Debtor"), CHDT CORPORATION, a Florida corporation, with offices located at 350 Jim Moran Blvd., Deerfield Beach, Florida 33442 (the “Entity Guarantor).

W I T N E S S E T H:

WHEREAS, the Borrower desires that PCF + provide and extend a line of credit to the Borrower, and the PCF has agreed to make such extensions of credit upon certain terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS AND TERMS

1.1           Defined Terms.   As used in this Agreement, the following words and terms shall have the following meanings:

"Advances" shall mean any monies advanced, loans made, or credit extended to Borrower by PCF hereunder.

"Agreement" shall mean this Working Capital Loan Agreement.

"PCF" shall mean POSTAL CAPITAL FUNDING, its affiliates and subsidiaries, and all successors and assigns thereof (also referred to as "Secured Party" and "Lender").

"Borrower" shall mean CHDT CORPORATION., and any other Person designated or signing this Agreement as Borrower, together with all successors and assigns thereof (also referred to herein as "Debtor" and "Obligor").

"Change of Control" shall mean the occurrence of any event (whether in one or more transactions) which results in a transfer of control of Borrower to a Person who is not an Owner of Borrower, or any merger or consolidation of or with Borrower, or any sale of all or substantially all of the property or assets of Borrower. For purposes of this definition, "control of Borrower" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of Borrower whether by contract or otherwise.

"Debtor" shall mean the Borrower.

"Default" shall mean that an Event of Default (as defined herein) has occurred, the giving of notice, the lapse of time, or both, has occurred, and such Event of Default has continued beyond any permitted cure period.

"Default Rate" shall mean the increased rate of interest chargeable by the Bank if a Default has occurred and as specified in Section 2 of this Agreement.

"Event of Default" shall mean any of the events specified in this Agreement as constituting an Event of Default whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"GAAP" shall mean the Generally Accepted Accounting Principles in the United States of America as in effect from time to time.

"Guarantor(s)" shall mean CHDT CORPORATION (the "Entity Guarantor"),

"Line of Credit" shall mean the revolving line of credit established for the benefit of the Borrower having a maximum principal amount of $1,000,000.00, the proceeds of which are to be used for working capital needs of the Borrower.

"Loan" shall mean any Advance or extension of credit made by PCF to the benefit of the Borrower.

"Loan Facility" shall mean the Line of Credit.

"Loan Documents" shall collectively mean this Agreement and documents executed in connection herewith.

"Material Adverse Effect" shall mean a material adverse effect with respect to (a) the business, assets, properties, financial condition, stockholders' equity, contingent liabilities, prospects, material agreements or results of operations of Borrower, or (b) Borrower's ability to pay the Obligations in accordance with the terms hereof.

"Material Default With Third Party" shall mean a default under any material Indebtedness or other material obligations of any Obligor to any third party that entitles such third party to declare such Indebtedness or obligation due prior to its date of maturity.

"Maturity Date" shall mean the date on which the Loan Facility matures and comes due. In the case of the Line of Credit, the initial term shall be one (1) year (the "Initial Term"), and the Maturity Date of the Initial Term shall mean April 1, 2013.  The Maturity Date for the Loan Facility shall be extended as provided for in this Agreement, with each renewal term ("Renewal Term") having its corresponding later Maturity Date.

"Maximum Revolving Advance Amount" shall mean $1,000, 000.00.

“Obligations" shall mean any and all loans, Advances, debts, liabilities, obligations,  owing by Borrower to PCF or to any other direct or indirect subsidiary or affiliate of PCF of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

"Obligor" shall mean each Borrower , together with all successors and assigns, and in addition, if an individual, all heirs, executors, administrators, and personal representatives thereof

"Revolving Credit Loans" shall mean Advances made directly to the Borrower from the Line of Credit.

"Subsidiary" shall mean, as to any Person, a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation or entity, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

"UCC" shall mean the Uniform Commercial Code as in effect in the State of New York, and Article 9 of the Uniform Commercial Code as in effect in the state of formation of any entity which is a party to this Agreement.

SECTION 1. LOAN FACILITY

1.1           In accordance with the Loan Agreement, PCF hereby establishes for the benefit of the Borrower the following Loan Facility: the Line of Credit.

1.2           Subject to the terms and conditions set forth in this Agreement, and provided that Borrower is not in Default thereunder, PCF agrees that it shall, from time to time and in its sole and absolute discretion, make Loans to Borrower from its Loan Facility which PCF deems warranted by the facts and circumstances existing at the time of each request by Borrower. Each request by Borrower for a Loan Advance as well as each such Loan to be made by PCF shall constitute a representation by Borrower that all conditions set forth in the Loan Documents on the part of Borrower have been satisfied on the date of such request.

1.3           Borrower may request Advances from the Line of Credit, and Borrower shall be authorized to make such borrowings, repay same in whole or in part, and reborrow on a revolving basis (the "Revolving Credit Loans"). At the time of each Revolving Credit Loan made pursuant to this Agreement, Borrower shall immediately become indebted to PCF  for the amount of each such Loan Advance. PCF agrees to make Advances to Borrower from time to time in PCF’s sole and absolute discretion up to Borrower's Availability and subject to the Loan Documents.

1.4           A request for an Advance must be received by the PCF no later than 11:00 A.M. on a Business Day for the Advance to be made effective as of such Business Day. If such request is received by PCF after said time, the Advance shall be made effective as of the next Business Day. Requests shall be made by Email Request to  PCF at the email address provided to the Borrower by PCF.

1.5           Borrower shall be obligated to pay to PCF interest upon the unpaid principal balance of Borrower's Revolving Credit Loans calculated at the close of each day, and payable on a quarterly basis. The interest rate which shall be used to calculate the amount of interest due each day shall be eight percent (8%) per annum (the "Contract Rate"). Interest at the rate set forth herein shall be charged on all sums due to PCF even after a Default or the entry of judgment. All computations of interest shall be made on the basis of a three hundred sixty five (365) day year and the actual number of days elapsed.

1.6           All payments shall be made by Borrower to PCF at the office of PCF as appears in this Agreement, or such other place as PCF may from time to time specify, in lawful currency of the United States of America in immediately available funds, without counterclaim or set off and free and clear of, and without any deduction or withholding for, any taxes or other payments.

1.7           If a Maturity Date shall fall on a day, or any payment hereunder becomes due on a day, which is not a Business Day, the due date for payment hereunder shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

1.8           Anything to the contrary notwithstanding, on the Maturity Date the Loan Facility shall terminate, and there shall be due and payable all unpaid principal together with all accrued and unpaid interest, and all other sums computed in accordance with this Agreement.

1.9           PCF may, without notice to or consent of any party liable under the Loan Documents in any capacity whatsoever and without impairing or in anywise affecting the liability of such party to PCF, (i) extend the time for any payment under the Loan Documents; (ii) alter any other term of Loan Documents by agreement with the Borrower; (iii) release, settle or compromise with any other party liable for any payment under the Loan Documents.

1.10           If Obligations become immediately due and payable pursuant to the provisions of this Agreement, or if Obligations are not paid in full upon the effective date of termination of this Agreement or upon a maturity date, or if an Event of Default has occurred, Borrower shall thereafter be obligated to pay interest on the Obligations from the date of such declaration, termination, maturity or Event of Default, as the case may be at the option of PCF, until the date the Obligations are paid in full at a rate per annum (calculated on the actual number of days based upon a year of 365 days) equal to 1% in excess of the Contract Rate then in effect. The Borrower acknowledges that:(i) such additional rate is a material inducement to PCF to make Loans hereunder; (ii) PCF would not have entered into the Loan Documents and agreed to make Loans hereunder in the absence of the agreement of the Borrower to pay such additional rate; (iii) such additional rate represents compensation for increased risk to PCF that the Loans hereunder will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (a) the cost to PCF in allocating its resources (both personnel and financial) to the on-going review, monitoring, administration and collection of the Loans, and (b) compensation to PCF for losses that are difficult to ascertain.

1.11           Borrower and each Guarantor hereby grants to PCF, a continuing lien security interest and right of set off as security for all liabilities and obligations to PCF whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession of Borrower.

1.12           Borrower shall pay on demand all expenses of PCF in connection with the preparation, administration default, collection, waiver or amendment of loan terms or in connection with PCF’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated reasonable costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any Collateral.

1.13           This Agreement shall become effective the day when finally accepted by PCF. This Agreement shall remain in effect until the Maturity Date of the Initial Term, and shall thereafter be  renewed by mutual agreements of both parties for a successive term of  one (1) year each (each renewed term being a "Renewal Term"); subject, however, to the right of either party to terminate a Renewal Term at any time upon at least ninety (90) days' written notice. Should an Event of Default as defined hereunder have occurred and be continuing, the Initial Term or any Renewal Term shall be terminable at any time by PCF forthwith on written notice. The termination of the Initial Term or any Renewal Term shall not affect any of a Borrower's  obligations under the Loan Documents, which shall remain in full force and effect until all Obligations have been satisfied in full and until discharged by PCF.

SECTION 2.  SECURITY; GUARANTEE;

2.1           Guarantees.  All of the Obligations are hereby unconditionally and absolutely guaranteed by the debtor.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

In order to induce PCF to enter into this Agreement and, among other things, make Advances from the Loan Facility, the Borrower hereby represents, warrants, covenants and agrees as follows:

3.1           The Borrower is presently in a financial condition which will enable it to fulfill all of its obligations under the Loan Documents.

3.2           The Borrower covenants with PCF as follows: (a) without providing at least 30 days prior written notice to PCF, the Borrower will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, and (b) the Borrower will not change its type of organization, jurisdiction of organization or other legal structure.

3.3           Borrower was duly formed and is in good standing under the laws of the state of its formation, and utilizes no names other than as set forth in this Agreement. Borrower  has all requisite power and authority (i) to execute and deliver the Loan Documents, and to consummate the transactions and perform its obligations thereunder; (ii) to own and operate its properties and assets and to carry on the business now conducted or as now contemplated; and (iii) is qualified or authorized to do business and is in good standing in all jurisdictions wherein the character of the property owned or the nature of the business conducted by Borrower makes such qualification or authorization necessary.

3.4           There is no known claim, loss, contingency, investigation, whether or not pending, threatened or imminent against or otherwise affecting Borrower that involves the possibility of any liability not fully covered by insurance or that may result in a Material Adverse Effect in the business, properties, or condition of Borrower, or which may result in an adverse change in the ability of Borrower to fully perform under the Loan Documents.

3.5           There is no litigation, arbitration or proceeding before any court, arbitrator or governmental authority currently pending, nor, to the knowledge of Borrower, threatened, against the Borrower or any of its properties and revenues, which, if adversely determined, would materially adversely affect the business, operations, financial condition or results of operations of Borrower.

3.6           Neither Borrower is in default in any material respect in the payment or performance of any of its obligations or in the performance of any mortgage, indenture lease, contract or other agreement or undertaking to which it is a party or by which it or any of its properties or assets may be bound, and no default thereunder has occurred and is continuing.  Neither Borrower is in default under any order, award or decree of any court, arbitrator, or governmental authority binding upon or affecting it or by which any of its properties or assets may be bound or affected, and no such order, award or decree, if any, materially adversely affects the ability of Borrower to carry on its business as presently conducted or to perform its obligations under the Loan Documents.

3.7           Borrower is solvent, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the date of this Agreement, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the date of this Agreement, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

SECTION 4. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to PCF):

4.1           Officer Certification: By execution of this Agreement, the officer or manager signing this Agreement on behalf of Borrower certifies to the PCF as follows as of the date of this Agreement:

a. there has not occurred any material adverse change in the operations and condition (financial or otherwise) of Borrower.

b. all warranties and representations contained in this Agreement are true and correct in all respects on the date of this Agreement; and

c. all requirements on the part of Borrower  under the Loan Documents as of the Closing Date have been satisfied.

SECTION 5. DEFAULT AND REMEDIES

5.1           Events of Default.  Any one or more of the following events shall constitute an Event of Default hereunder

(a)           Any representation, warranty or statement made by or on behalf of Borrower, or in any report, certificate, financial statement or other instrument furnished to the PCF in connection with the Loan Documents shall prove to be inaccurate, false or misleading in any material respect as of the date with respect to which it was made or deemed to be made;

(b)           Borrower shall have failed to make any payment under the Loan Documents when due and such default or breach is not cured in five (15) days from the due date of such payment;

(c)           The Borrower shall have failed to duly observe or perform any covenant, condition or agreement on the part of the Borrower  to be observed or performed pursuant to the terms of the Loan Documents and such failure clearly and substantially increases the risk of non-payment to the Lender;

(d)           Borrower shall have applied for or consented to the appointment of a custodian, receiver, fiscal agent, trustee or liquidator of all or a substantial part of its assets; shall have made an arrangement with, or an assignment for the benefit of, its creditors; shall have filed a voluntary petition in bankruptcy, or sought dissolution or reorganization under any law; or shall have filed an answer admitting the material allegations of a bankruptcy or reorganization petition;

(e)           Borrower shall have a custodian, receiver, fiscal agent, trustee or liquidator appointed without its consent for all or a substantial part of its assets; shall have an involuntary petition filed against it in bankruptcy for dissolution or reorganization; or shall have been adjudicated a bankrupt or had a plan of reorganization submitted by any creditor or committee approved; provided, however, that such Event of Default shall be subject to cure by Borrower within thirty (30) days of the occurrence of such Event of Default if any such appointment, petition, adjudication or submission is terminated,  dismissed, or withdrawn;

(f)           If Borrower dissolves, liquidates or ceases operations;

(g)           If a Change of Control occurs;

(h)           If Borrower shall not be paying its debts as they become due in the ordinary course of business; admits its inability to pay its debts as they become due; becomes insolvent, however otherwise evidenced; or if Borrower ceases to conduct business in the ordinary course and in all such instances the deficiency in question continues for more than 20 days;

The occurrence of an Event of Default under this Agreement and the continuance thereof beyond any permitted cure period shall also constitute a default under each of the Loan Documents and under any other instrument, document or agreement executed at any time by Borrower in favor of PCF.

6.1           Remedies.  Upon the occurrence of a Default, the PCF may take one or more of the following remedial steps:

(a)           Declare the entire unpaid principal balance together with all accrued and unpaid interest, charges and expenses under the Loan Documents to be due and payable forthwith, whereupon the Loan Documents shall become forthwith due and payable as to principal, interest, charges and expenses and all other sums due thereunder, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Loan Documents or any note to the contrary notwithstanding;

(b)           PCF shall be authorized to collect interest on any overdue principal, interest and other sums owing under the Loan Documents at the highest rate set forth in the Loan Documents or at the Default Rate, at the option of the PCF;

(c)           Take any action at law or in equity to collect the payments then due and thereafter to become due under the Loan Documents or to enforce performance and observance of any obligation, agreement or covenant of Borrower under the Loan Documents;

(d)           Exercise any and all rights and remedies of a creditor under the Uniform Commercial Code or other applicable law;

(e)           Take such action and institute such proceedings as are authorized by or permitted under the Loan Documents;

6.2           In addition to the above remedies, if a Default under this Agreement has occurred, the PCF shall have the right and remedy, without posting bonds or other security, to have any provision of the Loan Documents specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such Default will cause irreparable injury to PCF and that money damages will not provide an adequate remedy thereto.

SECTION 7. MISCELLANEOUS

7.1           Borrower agrees to pay, reimburse, indemnify and hold harmless, PCF, its directors, officers, employees, agents and representatives from and against any and all actions, costs, damages, disbursements, expenses (including reasonable attorneys' fees), judgments, liabilities, losses, obligations, penalties and suits of any kind or nature whatsoever with respect to: (i) the  administration, enforcement, interpretation, amendment, modification, waiver or consent of any of the Loan Documents; (ii) the exercise of any right or remedy granted in any of the Loan Documents, the collection or enforcement of any of the Obligations and the proof or allowability of any claim arising under any of the Loan Documents, whether in any bankruptcy or receivership proceeding or otherwise; and (iii) any claim of third parties, and the prosecution or defense thereof, arising out of or in any way connected with any of the Loan Documents or any Collateral.

7.2           This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit, priority or interest in, under or because of the existence of, this Agreement.

7.3           In the event of any claim or cause of action relating to or based upon or arising from a breach of this Agreement, then the parties shall seek to privately resolve such claim or cause of action during a period commencing when one party notifies the other party in writing of the existence of a claim or cause of action and ending ten (10) days after the delivery of such written notice.  Neither party shall commence any legal or other proceedings until the expiration of said ten day private resolution effort.

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement under seal as of the day and year first above written.

WITNESS OR ATTEST:
Borrower:
CHDT Corp, Inc.

By:_Jill R. Mohler__________	By:_/s/ Stewart Wallach__________
Name: Jill R. Mohler	Name: Stewart Wallach
Title: Corporate Secretary, CHDT	Title: CEO

POSTAL CAPITAL FUNDING LLC

_Jill R. Mohler_____________	By_/s/ Jeff Postal_______________
Name: Jeff Postal
Title: Member

POSTAL CAPITAL FUNDING LLC

_Jill R. Mohler_____________	By_James G. McClinton___________
Name: James G. McClinton
Title: Member